Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Perion Network Ltd. for the registration of an additional 200,000 of its ordinary shares under its Equity Incentive Plan (formerly known as the 2003 Israeli Share Option Plan) of our report dated April 29, 2013, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries included in its Annual Report on Form 20-F/A for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 29, 2013.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
November 18, 2013	A member of Ernst & Young Global